Exhibit 23.8

Consent of Nominee for Director
of Aegean Marine Petroleum Network Inc.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1, as amended, and related prospectus as shall be filed with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Aegean Marine Petroleum Network Inc.

/s/ Abel L. Rasterhoff
Name: Abel L. Rasterhoff
Date: August 8, 2006